As filed with the Securities and Exchange Commission on November 10, 1998.

                                                      Registration No. 333-51479
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                   POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8
                                       TO
                                    FORM S-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             -----------------------


                             AVIATION SALES COMPANY
            -------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                DELAWARE                                        65-0665658
   ------------------------------------                    ---------------------
       (State or other jurisdiction                          (I.R.S. Employer
     of incorporation or organization)                      Identification No.)

   6905 N.W. 25TH STREET, MIAMI, FLORIDA                           33122
-------------------------------------------                ---------------------
 (Address of Principal Executive Offices)                        (Zip Code)

         (1)      WHITEHALL CORPORATION 1992 INCENTIVE STOCK OPTION PLAN ("1992
                  PLAN")

         (2) WHITEHALL CORPORATION 1992 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN ("DIRECTOR PLAN")
         -----------------------------------------------------------------
                            (Full title of the plans)

                                  DALE S. BAKER
                          CHAIRMAN, PRESIDENT AND CHIEF
                                EXECUTIVE OFFICER
                             AVIATION SALES COMPANY
                              6905 N.W. 25TH STREET
                              MIAMI, FLORIDA 33122
                  -------------------------------------------
                     (Name and address of agent for service)

Telephone number, including area code, of agent for service: (305) 592-4055

================================================================================
                                    Copy to:

                            Philip B. Schwartz, Esq.
                      Akerman, Senterfitt and Eidson, P.A.
                           One Southeast Third Avenue
                                   28th Floor
                            Miami, Florida 33131-1714

                                EXPLANATORY NOTE

         The designation of this Post-Effective Amendment as Registration No. 333-51479-01 denotes that this is the first Post-Effective Amendment to the Form S-4 filed by Aviation Sales Company, a Delaware corporation ("AVS" or "Registrant") in connection with the merger of a subsidiary of AVS with and into Whitehall Corporation ("Whitehall"). This Amendment relates to the shares of the AVS common stock (the "Common Stock") issuable upon exercise of the stock options held by officers, directors, consultants, employees and former employees of Whitehall and eligible to be registered on Form S-8. All filing fees payable in connection with the registration of these securities were paid in connection with the filing of AVS's Form S-4 No. 333-51479.

         The first part of this Registration Statement has been prepared in accordance with the requirements of Form S-8 and is intended to be used to register shares to be issued and sold pursuant to the 1992 Plan and the Director Plan. The Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings or resales of Common Stock previously acquired or to be acquired by
(i) participants in the 1992 Plan who are deemed control persons of the Company and (ii) participants in the Director Plan or the 1992 Plan who previously acquired Common Stock under the Director Plan or the 1992 Plan and who received "restricted stock" upon such option exercises.

                                     PART I

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

                         REOFFER PROSPECTUS PREPARED IN
                       ACCORDANCE WITH THE REQUIREMENTS OF
                               PART I OF FORM S-3

                              (BEGINS ON NEXT PAGE)

REOFFER PROSPECTUS

                             AVIATION SALES COMPANY

                                 136,287 SHARES

                                  COMMON STOCK
                           (PAR VALUE $.001 PER SHARE)

              ----------------------------------------------------

                              WHITEHALL CORPORATION
                        1992 INCENTIVE STOCK OPTION PLAN
                  1992 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

         In connection with a merger (the "Merger") of a wholly-owned subsidiary of Aviation Sales Company, a Delaware corporation (the "Company" or the "Registrant") with and into Whitehall Corporation ("Whitehall"), the Registrant assumed issued and outstanding options granted pursuant to the Whitehall Corporation 1992 Incentive Stock Option Plan (the "1992 Plan") and the 1992 Non-Employee Director Stock Option Plan (the "Director Plan"), such that holders of such options remained eligible to exercise their options under such respective plans, except that such options would be exercisable for such number of shares of the common stock, $.001 of the Registrant (the "Common Stock") as adjusted as a result of the Merger and at an exercise price as adjusted as a result of the Merger. This Prospectus is being used in connection with the reoffering by certain persons named herein (the "Selling Stockholders") of the Registrant of shares of Common Stock acquired by them pursuant to the exercise of options under the 1992 Plan and the Director Plan.

         All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions, discounts and other expenses incurred by individual Selling Stockholders will be borne by the individual Selling Stockholder. The Company will not be entitled to any of the proceeds from such sales, although the Company is entitled to receive the exercise price of the options under which the shares of Common Stock are acquired by the Selling Stockholders.

         The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "AVS." On November 2, 1998, the last reported sales price of the Common Stock on the NYSE was $34 1/8 per share.

      SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

             ------------------------------------------------------

         No person has been authorized to give any information or to make any representations, other than those in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities offered hereby in any state to or from any person to whom it is unlawful to make or solicit such offer in such state. Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that there has been no change in the information herein since the date hereof.

                THE DATE OF THIS PROSPECTUS IS NOVEMBER __, 1998

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, Room 1400, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60604. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and other information regarding registrants that file electronically with the Commission. The Common Stock is traded on the NYSE. Information filed by the Company with the NYSE may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

         Contemporaneously herewith, the Company has filed with the Commission a Registration Statement on Form S-8 under the Securities Act with respect to the Shares offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission and at the offices of the NYSE referred to above.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The documents listed in (i) through (x) below are incorporated herein by reference; and all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents:

         (i) Registrant's Annual Report on Form 10-K for the year ended December 31, 1997, as amended;

         (ii)     Registrant's Current Report on Form 8-K, dated February 12,
                  1998;

         (iii)    Registrant's Current Report on Form 8-K, dated March 6, 1998;

         (iv)     Registrant's Current Report on Form 8-K, dated July 31, 1998;

         (v)      Registrant's Current Report on Form 8-K, dated August 3, 1998;

         (vi)     Registrant's Current Report on Form 8-K, dated September 22,
                  1998;

         (vii)    Registrant's Current Report on Form 8-K/A, dated July 31,
                  1998;

         (viii) Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, as amended;

         (ix) Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998; and

         (x) the description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A12B dated May 23, 1996.

         The Company will furnish, without charge, to each person to whom a Prospectus is delivered, upon written or oral request, a copy of any of the foregoing documents, in each case other than exhibits thereto (unless such exhibits are specifically incorporated by reference therein). Requests for any such documents should be submitted in writing to Aviation Sales Company, 6905 N.W. 25th Street, Miami, Florida 33122, Attention: Corporate Secretary.

                                   THE COMPANY

GENERAL

         Aviation Sales Company ("the Company") is a leading provider of fully integrated aviation inventory services and a recognized worldwide leader in the redistribution of aircraft spare parts. The Company sells aircraft spare parts and provides inventory and repair services to major commercial passenger airlines, air cargo carriers, maintenance and repair facilities and other redistributors throughout the world. Parts sold by the Company include rotable and expendable airframe and engine components for commercial airplanes, including Boeing, McDonnell Douglas, Lockheed and Airbus aircraft and Pratt & Whitney, General Electric and Rolls Royce jet engines. Inventory management services offered by the Company include purchasing services, repair management, warehouse management, aircraft disassembly services, and consignment and leasing of inventories of aircraft parts and engines. The Company also manufactures certain aircraft parts for sale to original equipment manufacturers ("OEMs"), including precision engine parts, and provides maintenance, repair and overhaul services ("MR&O") at its Federal Aviation Administration ("FAA") licensed repair facilities.

         The Company's principal executive offices are located at 6905 N.W. 25th Street, Miami, Florida 33122, and the telephone number is (305) 592-4055.

RECENT DEVELOPMENTS

         ACQUISITION OF TIMCO. On September 22, 1998 the Company, through a wholly-owned subsidiary, acquired Triad International Maintenance Corporation, a Delaware corporation ("TIMCO"), pursuant to a stock purchase agreement (the "TIMCO Purchase Agreement"). Pursuant to the TIMCO Purchase Agreement, the Company purchased all of the outstanding common stock of TIMCO for a purchase price of $70.0 million in cash. The acquisition was financed from the Company's bank lines of credit (see below). Additionally, as part of the transaction, the Company agreed to guaranty certain industrial revenue bond financing incurred in connection with the development of TIMCO's Greensboro operating facilities, in the approximate amount of $11.4 million. Further, at the closing, the seller was obligated to remit approximately $8.0 million to TIMCO as a closing adjustment. TIMCO, based in Greensboro, North Carolina, operates an FAA licensed aircraft repair station specializing in the MR&O of narrowbody and widebody aircraft.

         AMENDMENT TO CREDIT FACILITY. On September 18, 1998, the Company entered into an agreement with several financial institutions amending its existing credit facility pursuant to the terms of an Amendment No. 2 and Consent to Third Amended and Restated Credit Facility dated as of October 17, 1997 (the "Amendment to Credit Facility Agreement"). Under the terms of the Amendment to Credit Facility Agreement, the Company's existing credit facility was amended to provide the Company with a $200.0 million revolving loan and letter of credit facility, subject to an availability calculation based on an eligible borrowing base (the "Amended Credit Facility"). The eligible borrowing base includes certain receivables and inventories of the Company, including the receivables and inventory of TIMCO. The letter of credit portion of the Amended Credit Facility is subject to a $30.0 million sublimit.

         The interest rate on the Amended Credit Facility is, at the option of the Company, (a) prime plus a margin, or (b) LIBOR plus a margin, where the respective margin determination is made upon the Company's financial performance over a 12 month period (ranging from 0.0% to 1.0% in the event prime is utilized, or 1.125% to 2.5% in the event LIBOR is utilized). The Amended Credit Facility terminates on July 31, 2002. The Amended Credit Facility contains financial and other covenants and mandatory prepayment events. The Amended Credit Facility is secured by a lien on substantially all of the assets of the Company, including the assets of TIMCO. At October 26, 1998, $141.9 million was outstanding under the Amended Credit Facility.

             ACQUISITION OF WHITEHALL. On July 31, 1998, the Company completed its acquisition by merger of Whitehall Corporation, a Delaware corporation ("Whitehall") and its wholly-owned subsidiaries, for approximately $121 million in Common Stock. In connection with the Merger, each outstanding share of Whitehall common stock was exchanged for .5143 of a share of Common Stock. In addition, upon the closing of the Merger, outstanding options to purchase shares of Whitehall common stock (the "Whitehall Options") were converted into a right to purchase that number of shares of Common Stock as the holder would have been entitled to receive had they exercised such options prior to the Merger and participated in the Merger. Accordingly, pursuant to the Merger, the Company issued 2,844,079 shares of Common Stock in exchange for all the outstanding common stock of Whitehall and will issue 257,150 shares of Common Stock upon the exercise of the former Whitehall Options.

         As a result of the Merger, Whitehall and its subsidiaries are wholly-owned subsidiaries of the Company. Whitehall, through its subsidiaries, operates two FAA licensed repair stations specializing in the MR&O of narrowbody aircraft and focuses primarily on established traditional commercial carriers and new entrant low-cost air carriers.

         MAINTENANCE, REPAIR AND OVERHAUL BUSINESS. Beginning in 1997, in connection with its continuing efforts to position itself for the future, the Company made a strategic decision to expand its services to include the MR&O of aircraft. Through acquisitions, including its recent acquisitions of Whitehall and TIMCO, the Company provides fully integrated MR&O services for commercial, military and freighter aircraft, including the MR&O of airframe components, hydraulic, pneumatic, electrical and electromagnetic aircraft components, and interior cabin components. All of the Company's heavy maintenance and modification operations are presently being consolidated under the TIMCO umbrella to better service the Company's airline customers.

         The Company believes that the total worldwide market for MR&O services is approximately $27 billion annually and that $5.3 billion of that amount represents commercial airframe heavy maintenance and modification services being provided in North America. Approximately 65% of the North American services are currently being performed by airlines themselves, with the remaining demand being outsourced to independent providers such as the Company. As the commercial airline industry continues to operate under intense competition and federal budgetary constraints force reductions in military spending, the Company believes that both the private and military sectors will increasingly view outsourcing as a logical and effective way to reduce operating cost.

         The principal commercial maintenance and repair services performed by the Company's MR&O operations are scheduled "C" and "D" level maintenance checks. Each involves a different degree of inspection and the services performed at each level vary depending upon the individual aircraft operator's FAA-certified maintenance program. "C" and "D" level checks are comprehensive checks and usually take several weeks to complete, depending upon the scope of the work to be performed.

         The "C" level check is an intermediate level service inspection that typically includes a thorough cleaning of the aircraft's exterior, testing and lubrication of its operational systems, filter servicing and limited cleaning and servicing of the interior. Trained mechanics perform a visual inspection of the external structure and internal structure through access panels. The "D" level check includes all of the work accomplished in the "C" level check but places a more detailed emphasis on the integrity of the systems and structural functions. In the "D" level check, the aircraft is disassembled to the point where the entire structure can be inspected and evaluated. Once the evaluation and repairs are completed, the aircraft and its systems are reassembled to the detailed tolerances demanded in each system's specifications. Depending upon the type of aircraft and the FAA-certified maintenance program being followed, intervals between "C" level checks can range from 1,000 to 5,000 flight hours and intervals between "D" level checks can range from 10,000 to 25,000 flight hours. Structural inspections performed during "C" level and "D" level checks provide personnel with detailed information about the condition of the aircraft and the need to perform additional work or repairs not provided for in the original work scope. Project coordinators and customer support personnel work closely with the aircraft's customer service representative in evaluating the scope of any additional work required and in the preparation of a detailed cost estimate for the labor and materials required to complete the job.

         Each aircraft certified by the FAA is constructed under a "Type Certificate." Anything which is done subsequently to overhaul or modify the aircraft from its original specifications requires the review, flight-testing and approval of the FAA which is evidenced by the issuance of a Supplemental Type Certificate ("STC") for that particular change. Typical modification services include refurbishing and reconfiguring passenger seating, installing passenger amenities such as telephones and video screens and converting traditional passenger cabins into amenity filled "VIP" quarters.

         The process of converting a passenger plane to freighter configuration entails completely stripping the interior; strengthening the load-bearing capacity of the flooring; installing the bulkhead or cargo net; cutting into the fuselage for the installation of a cargo door; reinforcing the surrounding structures for the new door; replacing windows with metal plugs; and fabricating and installing the cargo door itself. The aircraft interior may also need to be lined to protect cabin walls from pallet damage and the air conditioning system may have to be modified. Conversion contracts also typically require "C" or "D" level maintenance checks as these converted aircraft have often been out of service for some time and maintenance is required for the aircraft to comply with current FAA standards. Additional overhaul and modification services performed include cockpit reconfiguration and the integration of Traffic Control and Avoidance Systems ("TCAS"), windshear detection systems and navigational aids.

         RULE 144A DEBT OFFERING AND EXCHANGE OFFER. On February 17, 1998, the Company sold $165 million of senior subordinated notes ("the Old Notes") due in 2008 with a coupon rate of 8.125% at a price of 99.395%. Proceeds were used to repay senior debt and to fund the cash requirements relating to the Company's acquisition of Caribe Aviation, Inc. and its subsidiary, Aircraft Interior Design, Inc.

         On August 3, 1998, the Company completed the exchange of $165.0 million of its fully registered Senior Subordinated Notes due 2008 (the "New Notes") for all of its previously outstanding $165.0 million of Old Notes. The terms of the New Notes and the Old Notes are substantially identical in all material respects, except for certain transfer restrictions and registration rights, and except that the holders of the Old Notes were entitled to receive liquidated damages under certain circumstances (and the holders of the New Notes are not entitled to receive such damages).

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH IN THE PROSPECTUS, IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

         This Prospectus contains certain forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995 with respect to the financial condition, management's discussion and analysis of financial condition and results of operations, business of the Company and risk factors. The words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating), achievements expressed or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

EFFECTS OF THE ECONOMY ON THE COMPANY'S BUSINESS

         Since the Company's customers consist of airlines, maintenance and repair facilities that service airlines and other aircraft spare parts redistributors, as well as original equipment manufacturers, the Company's business is impacted by the economic factors which affect the airline industry. When such factors adversely affect the airline industry, they tend to reduce the overall demand for aircraft spare parts, repair services and MR&O services, causing downward pressure on pricing and increasing the credit risk associated with doing business with airlines. Additionally, factors such as the price of fuel affect the aircraft spare parts market, since older aircraft (into which aircraft spare parts are most often placed) and for which MR&O services are most often provided become less viable as the price of fuel increases. There can be no assurance that economic and other factors which may affect the airline industry will not have an adverse impact on the Company's business, financial condition or results of operations.

SIGNIFICANT LEVERAGE

         The Company has significant outstanding indebtedness and is significantly leveraged. As of October 26, 1998, the Company had outstanding indebtedness of approximately $330.1 million, of which approximately $141.9 million is indebtedness under its Amended Credit Facility and $164.0 million of which are the New Notes (the "Notes") (aggregate principal amount issued of $165.0 million). As of October 26, 1998, AVS had availability under the Amended Credit Facility of approximately $42.9 million. The Amended Credit Facility is secured by substantially all of the assets of the Company. Subject to certain limitations in the documents governing its indebtedness, the Company will likely be able to incur significant additional amounts of secured and unsecured indebtedness. The Company's ability to make payments of principal and interest on, or to refinance its indebtedness (including the Notes), depends on its future operating performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond its control. The degree to which the Company is leveraged could have important consequences to holders of the Common Stock, including (i) the Company's vulnerability to adverse general economic and industry conditions,
(ii) the Company's ability to obtain additional financing for future working capital expenditures, general corporate purposes or other purposes and (iii) the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations and future business opportunities. AVS's debt service requirement for 1998 is approximately $20.0 million.

FUNDING REQUIREMENTS

         During the fiscal years ended December 31, 1996 and 1997, and during the nine months ended September 30, 1998, the Company has largely relied upon significant borrowings under its Amended Credit Facility, and sales of its securities, including the Notes, to satisfy its funding requirements relating to the growth of its business.

RESTRICTIONS IMPOSED BY LENDERS

         The instruments governing the indebtedness of the Company impose significant operating and financial restrictions on the Company. Such restrictions will affect, and in many respects, significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness, pay dividends, repay indebtedness prior to its stated maturity, sell assets or engage in mergers or acquisitions. These restrictions could also limit the ability of the Company to effect future financings, make needed capital expenditures, withstand a future downturn in the business or the economy, or otherwise conduct necessary corporate activities.

FLUCTUATIONS IN OPERATING RESULTS

         The Company's operating results are affected by many factors, including the timing of orders from large customers, the timing of expenditures to purchase inventory in anticipation of future sales, the timing of bulk inventory purchases, the number of airline customers seeking repair services at any time, the Company's ability to fully utilize its hangar space from period to period, the timeliness of customer aircraft in arriving for scheduled maintenance and the mix of available aircraft spare parts contained, at any time, in the Company's inventory. A large portion of the Company's operating expenses are relatively fixed. Since the Company typically does not obtain long-term purchase orders or commitments from its customers, it must anticipate the future volume of orders based upon the historic requirements of its customers and upon its discussions with its customers as to their future requirements. Cancellations, reductions or delays in orders by a customer or group of customers could have a material adverse effect on the Company's business, financial condition or results of operations.

RISKS REGARDING THE COMPANY'S SPARE PARTS INVENTORY

         The Company's inventory consists principally of new, overhauled, serviceable and repairable aircraft parts that are purchased from many sources. Before parts may be installed in an aircraft, they must meet certain standards of condition established by the FAA and/or the equivalent regulatory agencies in other countries. Specific regulations vary from country to country, although regulatory requirements in other countries generally coincide with FAA requirements. Parts must also be traceable to sources deemed acceptable by such agencies. Parts owned or acquired by the Company may not meet applicable standards or standards may change in the future, causing parts which are already contained in the Company's inventory to be scrapped or modified. Aircraft manufacturers may also develop new parts to be used in lieu of parts already contained in the Company's inventory. In all such cases, to the extent that the Company has such parts in its inventory, their value may be reduced.

GOVERNMENT REGULATION

         The aviation industry is highly regulated in the United States by the FAA and in other countries by similar agencies. While the Company's spare parts business is not regulated, the aircraft spare parts which it sells to its customers must be accompanied by documentation which enables the customer to comply with applicable regulatory requirements. Additionally, the Company must be certified by the FAA and, in some cases, by original equipment manufacturers, in order to manufacture or repair aircraft components. Although the Company believes that its newly acquired manufacturing and repair operations are in material compliance with applicable regulations, there can be no assurance of this fact. Further, there can be no assurance that new and more stringent government regulations will not be adopted in the future or that any such new regulations, if enacted, would not have a material adverse effect on the Company's business, financial condition or results of operations.

GROWTH STRATEGY AND RISKS RELATING TO FUTURE ACQUISITIONS

         A key element of the strategy of the Company involves growth through the acquisition of additional inventories of aircraft spare parts and the acquisition of other companies, assets or product lines that would complement or expand the Company's existing business. The Company's ability to grow by acquisition is dependent upon, and may be limited by, the availability of suitable aircraft parts inventories, acquisition candidates and capital, and by restrictions contained in the Company's credit agreements. In addition, acquisitions involve risks that could adversely affect the Company's operating results, including the assimilation of the operations and personnel of acquired companies, the potential amortization of acquired intangible assets and the potential loss of key employees of acquired companies. There can be no assurance that the Company will be able to consummate acquisitions on satisfactory terms.

RELIANCE ON EXECUTIVE OFFICERS AND KEY EMPLOYEES

         The continued success of the Company is dependent to a significant degree upon the services of its executive officers and upon the Company's ability to attract and retain qualified personnel experienced in the various phases of the Company's business. The Company has employment agreements with certain of its executive officers. The employment agreements between the Company and its executive officers are individually terminable by each executive officer upon a change of control of the Company. The ability of the Company to operate successfully could be jeopardized if one or more of its executive officers were unavailable and capable successors were not found.

COMPETITION

         The markets for the Company's products, repair services and MR&O services are extremely competitive, and the Company faces competition from a number of sources. These include aircraft and aircraft part manufacturers, airline and aircraft service companies, other companies providing MR&O and repair services, and aircraft spare parts redistributors. Certain competitors of the Company have substantially greater financial and other resources than the Company. There can be no assurance that competitive pressures will not materially and adversely affect the Company's business, financial condition or results of operations.

PRODUCT LIABILITY

         The business of the Company exposes it to possible claims for personal injury or death which may result from the failure of an aircraft spare part sold, manufactured or repaired by it. While the Company maintains what it believes to be adequate liability insurance to protect it from such claims, and while no material claims have, to date, been made against the Company, no assurance can be given that claims will not arise in the future or that such insurance coverage will be adequate. Additionally, there can be no assurance that insurance coverages can be maintained in the future at an acceptable cost. Any such liability not covered by insurance could have a material adverse effect on the Company's business, financial condition or results of operations.

POTENTIAL INFLUENCE BY CERTAIN STOCKHOLDERS

         As of November 6, 1998, one of the Company's stockholders beneficially owns approximately 19% of the outstanding Common Stock and the Company's directors and executive officers, as a group, beneficially own an aggregate of approximately 34% (including the 19% referred to above) of the outstanding Common Stock. While each of these stockholders is an independent party, if these parties were to act together as a group, they would have the ability to exercise substantial influence on the election of all of the members of the Company's Board of Directors and, therefore, to exercise substantial influence on the business, policies and affairs of the Company.

DIVIDEND POLICY

         The Company does not anticipate paying dividends on its Common Stock in the foreseeable future.

PRICE VOLATILITY

         The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. From time to time in recent years, the securities markets have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Common Stock.

ANTI-TAKEOVER PROVISIONS

         The Company's Certificate of Incorporation and Bylaws contain provisions that may have the effect of discouraging certain transactions involving an actual or threatened change of control of the Company. In addition, the Board of Directors of the Company has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the preferences, rights and limitations of any such series without stockholder approval. The ability to issue preferred stock could have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to gain control of the Company, or otherwise could adversely affect the market price of the Common Stock.

POSSIBLE DEPRESSING EFFECT OF FUTURE SALES OF COMMON STOCK.

         Future sales of the Common Stock, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. There can be no assurance as to when, and how many of, the shares of Common Stock will be sold and the effect such sales may have on the market price of the Common Stock. In addition, the Company may issue Common Stock in connection with possible future acquisitions or in other transactions. Such securities may be subject to resale restrictions in accordance with the Securities Act and the regulations promulgated thereunder or by contract. As such restrictions lapse or if such shares are registered for sale to the public, such securities may be sold to the public. In the event of the issuance and subsequent resale of a substantial number of shares of the Common Stock, or a perception that such sales could occur, there could be a material adverse effect on the prevailing market price of the Common Stock.

                              DESCRIPTION OF PLANS

         The purpose of the 1992 Plan was to provide employees of Whitehall with proprietary interests in Whitehall in order to furnish an incentive to employees to continue their services for Whitehall, as well as to attract new employees, and the purpose of the Director Plan was to compensate Whitehall's directors for their services. Pursuant to the Merger, each issued and outstanding option to purchase one share of Whitehall common stock was converted to an option to purchase .5143 shares of the Registrant's Common Stock and the exercise price of such option was appropriately adjusted. At present, options to purchase an aggregate of 257,150 shares of Common Stock at prices ranging from $11.31 to $37.97 are outstanding under the Plans. As a result of the Merger, the 1992 Plan and the Director Plan (collectively the "Plans") are now administered by the Compensation Committee of the Company's Board of Directors.

                              SELLING STOCKHOLDERS

         The shares of Common Stock being offered pursuant to this Prospectus were or will be purchased by the Selling Stockholders upon their exercise of stock options under the Plans. The following table shows the names of the Selling Stockholders and positions with the Company, the number of shares of Common Stock beneficially owned by each of the Selling Stockholders as of November 6, 1998 solely as a result of the Merger, the number of shares of Common Stock covered by this Prospectus and the number and percentage of Common Stock (including shares subject to options exercisable within 60 days) to be beneficially owned by each of the Selling Stockholders after the completion of the Offering:

                                                                                                                  % OF
                                                                                                                  COMMON
                                                                  NUMBER OF       NUMBER OF      NUMBER OF        STOCK
                                                                    SHARES          SHARES         SHARES      BENEFICIALLY
                                                                 BENEFICIALLY     COVERED BY    BENEFICIALLY      OWNED
                                           POSITION WITH        OWNED PRIOR TO       THIS       OWNED AFTER       AFTER
        SELLING STOCKHOLDER                 THE COMPANY            OFFERING       PROSPECTUS    OFFERING(1)      OFFERING(2)
-------------------------------------- ------------------------ --------------    -----------   ------------   -------------
George F. Baker, III................         Director          1,045,776(3)        72,002        973,774          8.7%
Jeffrey N. Greenblatt...............         Director             20,572(4)        20,572           0               0%
Mark A. Owen........................           None               16,457(5)        16,457           0               0%
Bruce C. Conway.....................           None               10,285(5)        10,285           0               0%
Arthur H. Hutton....................           None                5,143(5)         5,143           0               0%
John J. McAtee, Jr..................           None                5,657(5)         5,143            514            *
Jack S. Parker......................           None                7,200(5)         5,143          2,057            *
Lewis S. White......................           None                1,542(5)         1,542           0               0%

----------
 *       Less than one percent.

(1)      Assumes that all shares offered hereby are sold

(2) Based on shares of Common Stock outstanding at the close of business on November 6, 1998.

(3) For purposes of determining beneficial ownership pursuant to Rule 13d-3 of the Exchange Act, Mr. Baker may be deemed to indirectly own 675,995 shares of Common Stock directly owned by Cambridge Capital Fund, L.P. of which Mr. Baker is a managing general partner and 297,779 shares of Common Stock directly owned by Baker Nye, L.P. of which Mr. Baker is also a managing general partner. Mr. Baker disclaims beneficial ownership of such shares for other purposes. Mr. Baker also owns directly options to purchase 72,002 shares of Common Stock which are being offered hereby.

(4) Comprises options to purchase 20,572 shares of Common Stock directly owned by Mr. Greenblatt.

(5) Includes Common Stock previously acquired upon the exercise of stock options under the Plans. Such shares of Common Stock were issued as "restricted stock."

         There can be no assurance that any of the Selling Stockholders will sell any or all of the shares of Common Stock registered hereunder.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock are being registered for reoffers and resales by the Selling Stockholders for their own accounts. The Selling Stockholders or pledgees may sell or distribute some or all of the shares of Common Stock offered hereby from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchases, including pledgees, in transactions (which may involve crosses and block transactions) on the NYSE, privately negotiated transactions (including sales pursuant to pledges), in the over-the-counter market, or in transactions in which the shares of Common Stock offered hereby may be delivered in connection with the issuance of securities by issuers other than the Company that are exchangeable for (whether optional or mandatory), or payable in such shares (whether such securities are listed on a national securities exchanges or otherwise) or pursuant to which such shares may be distributed (which securities issued by others will, to the extent required by applicable law, be registered under the Securities Act), or in a combination of such transactions. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder (and if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus may be used, with the Company's prior written consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such shares of Common Stock offered hereby under circumstances requiring or making desirable its use.

         The Selling Stockholders and any such underwriters, brokers, dealers or agents or underwriters that participate with the Selling Stockholders in the distribution of the shares of Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting commissions or discounts under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other Selling Stockholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the shares of Common Stock offered hereby.

         Persons engaged in the distribution of the shares of Common Stock offered hereby are restricted from engaging in certain market-making activities with respect to the Common Stock for the period specified by Regulation M of the Exchange Act.

         The Company has agreed to pay all fees and expenses incident to the registration of the shares of Common Stock offered hereby, except commissions and discounts of underwriters, brokers, dealers or agents and fees and expenses of counsel or any other professionals or other advisors, if any, to the Selling Stockholders. Each Selling Stockholder may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the shares of Common Stock offered hereby against certain liabilities, including liabilities arising under the Securities Act.

         If the shares of Common Stock offered hereby are sold in an underwritten offering, such shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this Prospectus relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time.

         In order to comply with the securities laws of certain states, if applicable, the shares of Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares of Common Stock offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Stockholders.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pursuant to the provisions of Section 145(a) of the Delaware General Corporation Law, the Company has the power to indemnify anyone made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) because such person is or was a director or officer of the Company against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in the defense or settlement of such action, suit, or proceeding, provided that (i) such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interest and
(ii) in the case of a criminal proceeding such person had no reasonable cause to believe his conduct was unlawful.

         With respect to an action or suit by or in the right of the Company to procure a judgment in its favor, Section 145(b) of the Delaware General Corporation Law provides that the Company shall have the power to indemnify anyone who was, is, or is threatened to be made a party to a threatened, pending, or completed action or suit brought by or in the right of the Company to procure a judgment in its favor because such person is or was a director or officer of the Company against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interests, except that no indemnification shall be made in a case in which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall have determined upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

         Indemnification as described above shall only be granted in a specific case upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of a quorum of directors who were not parties to such proceeding, (b) independent legal counsel in a written opinion if such quorum cannot be obtained or if a quorum of disinterested directors so directs, or (c) the stockholders of the Company.

         Section 145(g) of the Delaware General Corporation Law permits the purchase and maintenance of insurance to indemnify directors and officers against any liability asserted against or incurred by them in any such capacity, whether or not the Company itself would have the power to indemnify any such director or officer against such liability. The Company has obtained such insurance and premiums are paid by the Company.

         The Certificate of Incorporation of the Company provides for the indemnification of directors and officers of the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended or supplemented. The Certificate of Incorporation further provides that the indemnification provided for therein shall not be exclusive of any rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

         The Certificate of Incorporation also contains a provision that eliminates the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The provision does not limit a director's liability for (i) breaches of duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith, involving intentional misconduct or involving knowing violations of law, (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law, or (iv) transactions in which the director received an improper personal benefit. Depending on judicial interpretation, the provision may not affect liability for violations of the federal securities laws.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
                          (Not Required in Prospectus)

Item 3.      Incorporation of Documents by Reference.

             The documents listed in (i) through (x) below are incorporated by reference in this Registration Statement; and all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents:

             (i) Registrant's Annual Report on Form 10-K for the year ended December 31, 1997, as amended;

             (ii) Registrant's Current Report on Form 8-K, dated February 12, 1998;

             (iii)  Registrant's Current Report on Form 8-K, dated March 6,
                    1998;

             (iv)   Registrant's Current Report on Form 8-K, dated July 31,
                    1998;

             (v)    Registrant's Current Report on Form 8-K, dated August 3,
                    1998;

             (vi) Registrant's Current Report on Form 8-K, dated September 22, 1998;

             (vii)  Registrant's Current Report on Form 8-K/A, dated July 31,
                    1998;

             (viii) Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, as amended;

             (ix) Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998; and

             (x) the description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A12B dated May 23, 1996.

Item 4.      Description of Securities.

             Not applicable.

Item 5.      Interests of Named Experts and Counsel.

             The validity of the shares of Common Stock offered hereby has been passed upon by Akerman, Senterfitt & Eidson, P.A., Miami, Florida. Philip B. Schwartz, a stockholder of AS&E, is a Director of the Registrant, and certain attorneys employed by AS&E beneficially own shares of the Registrant's Common Stock.

Item 6.      Indemnification of Directors and Officers.

             Pursuant to the provisions of Section 145(a) of the Delaware General Corporation Law, the Company has the power to indemnify anyone made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) because such person is or was a director or officer of the Company against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in the defense or settlement of such action, suit, or proceeding, provided that (i) such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interest and
(ii) in the case of a criminal proceeding such person had no reasonable cause to believe his conduct was unlawful.

             With respect to an action or suit by or in the right of the Company to procure a judgment in its favor, Section 145(b) of the Delaware General Corporation Law provides that the Company shall have the power to indemnify anyone who was, is, or is threatened to be made a party to a threatened, pending, or completed action or suit brought by or in the right of the Company to procure a judgment in its favor because such person is or was a director or officer of the Company against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interests, except that no indemnification shall be made in a case in which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall have determined upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

             Indemnification as described above shall only be granted in a specific case upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of a quorum of directors who were not parties to such proceeding, (b) independent legal counsel in a written opinion if such quorum cannot be obtained or if a quorum of disinterested directors so directs, or (c) the stockholders of the Company.

             Section 145(g) of the Delaware General Corporation Law permits the purchase and maintenance of insurance to indemnify directors and officers against any liability asserted against or incurred by them in any such capacity, whether or not the Company itself would have the power to indemnify any such director or officer against such liability. The Company has obtained such insurance and premiums are paid by the Company.

             The Certificate of Incorporation of the Company provides for the indemnification of directors and officers of the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended or supplemented. The Certificate of Incorporation further provides that the indemnification provided for therein shall not be exclusive of any rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

             The Certificate of Incorporation also contains a provision that eliminates the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The provision does not limit a director's liability for (i) breaches of duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith, involving intentional misconduct or involving knowing violations of law, (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law, or (iv) transactions in which the director received an improper personal benefit. Depending on judicial interpretation, the provision may not affect liability for violations of the federal securities laws.

             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.      Exemption from Registration Claimed.

             Not applicable.

Item 8.      Exhibits.

   EXHIBIT NO.  DESCRIPTION
  ------------  ----------------------------------------------------------------

        4.1 Registrant's Certificate of Incorporation, as amended, filed as Exhibits 3.1 and 3.2 to Registrant's Registration Statement on Form S-1, File No. 333-3650, hereby incorporated by reference.

        4.2 Registrant's Bylaws filed as Exhibit 3.3 to Registrant's Registration Statement on Form S-1, File No. 333-3650, hereby incorporated by reference.

       *5.1 Opinion of Akerman, Senterfitt & Eidson, P.A. as to the legality of the securities being offered.

     **10.1     Whitehall Corporation 1992 Incentive Stock Option Plan

     **10.2     Whitehall Corporation 1992 Non-Employee Director Stock Option
                Plan

     **23.1     Consent of Arthur Andersen LLP

     **23.2     Consent of Arthur Andersen LLP

     **23.3     Consent of Clark, Schaefer, Hackett & Co. LLP

      *23.4     Consent of Akerman, Senterfitt & Eidson, P.A. (included in
                Exhibit 5.1).

      *24.1     Power of Attorney.

-------------------

    *    Previously filed

   **    Filed herewith

Item 9.      Undertakings.

             The undersigned Registrant hereby undertakes:

A.       (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to its Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on this 9th day of November, 1998.

                             AVIATION SALES COMPANY
                             (Registrant)

                              By: /s/ DALE S. BAKER
                                 -----------------------------------------------
                                 Dale S. Baker, President

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated:

                SIGNATURES                                       TITLES                           DATE
                ----------                                       ------                           ----

/S/ DALE S. BAKER                           President, Chief Executive Officer and           November 9, 1998
------------------------------------------  Chairman of the Board (Principal
Dale S. Baker                               Executive Officer)


/S/ JOSEPH E. CIVILETTO                     Vice President (Principal Financial and          November 9, 1998
------------------------------------------  Accounting Officer)
Joseph E. Civiletto

/S/ *HAROLD M. WOODY                        Executive Vice President and Director            November 9, 1998
------------------------------------------
Harold M. Woody

/S/ *ROBERT ALPERT                          Director                                         November 9, 1998
------------------------------------------
Robert Alpert

/S/ *SAM HUMPHREYS                          Director                                         November 9, 1998
------------------------------------------
Sam Humphreys

/S/ *KAZUTAMI OKUI                          Director                                         November 9, 1998
------------------------------------------
Kazutami Okui

/S/ PHILIP B. SCHWARTZ                      Director                                         November 9, 1998
------------------------------------------
Philip B. Schwartz

/S/ GEORGE F. BAKER                         Director                                         November 9, 1998
------------------------------------------
George F. Baker

/S/ JEFFREY N. GREENBLATT                   Director                                         November 9, 1998

------------------------------------------
Jeffrey N. Greenblatt

* By: /s/ DALE S. BAKER
      -----------------
      Dale S. Baker, under power
      of attorney dated April 30,
      1998

                                  EXHIBIT INDEX

   EXHIBIT NO.  DESCRIPTION
  ------------  ----------------------------------------------------------------

        4.1 Registrant's Certificate of Incorporation, as amended, filed as Exhibits 3.1 and 3.2 to Registrant's Registration Statement on Form S-1, File No. 333-3650, hereby incorporated by reference.

        4.2 Registrant's Bylaws filed as Exhibit 3.3 to Registrant's Registration Statement on Form S-1, File No. 333-3650, hereby incorporated by reference.

       *5.1 Opinion of Akerman, Senterfitt & Eidson, P.A. as to the legality of the securities being offered.

     **10.1     Whitehall Corporation 1992 Incentive Stock Option Plan

     **10.2     Whitehall Corporation 1992 Non-Employee Director Stock Option
                Plan

     **23.1     Consent of Arthur Andersen LLP

     **23.2     Consent of Arthur Andersen LLP

     **23.3     Consent of Clark, Schaefer, Hackett & Co. LLP

      *23.4     Consent of Akerman, Senterfitt & Eidson, P.A. (included in
                Exhibit 5.1).

      *24.1     Power of Attorney.

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    *    Previously filed

   **    Filed herewith